UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )
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Approach Resources Inc.

(Name of Registrant as Specified in its Charter)

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APPROACH RESOURCES INC.
One Ridgmar Centre
6500 W. Freeway, Suite 800
Fort Worth, Texas 76116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 3, 2008

To the Stockholders of Approach Resources Inc.:

The 2008 Annual Meeting of Stockholders of Approach Resources Inc., a Delaware corporation, will be held at the Hilton Fort Worth in the Crystal Ballroom located at 815 Main Street in Fort Worth, Texas on Tuesday, June 3, 2008 at 10:00 a.m. Central Daylight Time, for the following purposes:

1. To elect two Class I directors to our Board,

2. To ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and

3. To transact such other business as may properly come before the meeting.

This notice is being sent to holders of our common stock of record as of the close of business on April 18, 2008. Each holder has the right to vote at the meeting or any adjournment or postponement. The list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose relevant to the meeting during normal business hours for ten days prior to the meeting at our offices. The list will also be available during the meeting for inspection by stockholders.

Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time prior to its exercise. If present at the meeting, you may withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Ross Craft
President and Chief Executive Officer

April 25, 2008
Fort Worth, Texas

i

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APPROACH RESOURCES INC.

PROXY STATEMENT

Annual Meeting of Stockholders
June 3, 2008

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Approach Resources Inc. (“Approach,” the “Company,” “we,” “us” or “our”), a Delaware corporation, for use at the 2008 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at the Hilton Fort Worth in the Crystal Ballroom located at 815 Main Street in Fort Worth, Texas on Tuesday, June 3, 2008 at 10:00 a.m. Central Daylight Time.

The items to be considered are summarized in the Notice of Annual Meeting of Stockholders and more fully described in this proxy statement. The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 were first mailed on or about April 25, 2008, to all holders of record of our common stock, $0.01 par value, as of April 18, 2008. Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder.

GENERAL MATTERS

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation of proxies by our Board to be voted at the Annual Meeting because you owned our common stock as of April 18, 2008. We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the notice of meeting on the cover of this proxy statement, including the election of two Class I directors to our Board and the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 20,622,746 shares of our common stock outstanding. Consequently, the presence of the holders of at least 10,311,374 shares of common stock is required to establish a quorum for the Annual Meeting. Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?”

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Our Board has appointed J. Ross Craft and J. Curtis Henderson (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stock brokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We will also reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

Could other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

How many votes do I have?

You are entitled to one vote for each share of common stock that you owned on the record date on all matters considered at the Annual Meeting.

How do I vote my shares?

Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the easy instructions provided by your record holder to vote the enclosed proxy card by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker or other holder of record (the record holder) giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (1) submitting a written a notice of revocation to our Corporate Secretary by mail to Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116 or by facsimile at (817) 989-9001, (2) mailing in a new proxy card bearing a later date or (3) attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holder.

What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?

Election of Directors.  A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of the directors is required for the election of directors. This means that the two director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to our Board. You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. Broker non-votes and votes marked “WITHHOLD AUTHORITY” will be counted for purposes of determining the presence or absence of a quorum but have no legal effect on the election of directors under Delaware law.

Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. Votes marked “ABSTAIN” will be counted for purposes of determining the presence or absence of a quorum and will have the same effect as a vote “AGAINST” the proposal. However, broker non-votes, which will be counted for purposes of determining the presence or absence of a quorum, will have no legal effect on the outcome of this proposal.

If you hold your shares in “street name” through a bank, broker or other holder of record, that custodian may not be permitted to exercise voting discretion. Thus, if you do not give your bank, broker or other holder of record specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. However, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a “stockholder of record” of these shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or by a bank or other holder of record rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and these proxy materials are being forwarded to you by that custodian.

May I propose actions for consideration at the next Annual Meeting of stockholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Submission of Stockholder Proposals and Other Deadlines for the 2009 Annual Meeting of Stockholders” for more details.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116, (817) 989-9000.

Where may I obtain additional information about Approach Resources Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission, referred to as the SEC, on March 28, 2008. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing. The Annual Report is not part of the proxy solicitation material.

If you would like to receive any additional information, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116, (817) 989-9000, or visit our website at www.approachresources.com.

What is “householding” and how does it affect me?

The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Annual Report on Form 10-K or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

PROPOSAL ONE -

ELECTION OF DIRECTORS

Nomination and Election of Directors

Under our restated certificate of incorporation, the members of our Board are divided into three classes with staggered three-year terms. The current term of office of our Class I directors expires at the Annual Meeting. The Board proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term expiring at the 2011 Annual Meeting of Stockholders or when their successors are duly elected and qualified:

Sheldon B. Lubar
Christopher J. Whyte

Each of the nominees has consented to serve if elected. If either of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board does not presently contemplate that any of the nominees will become unavailable for election.

Directors

The principal occupation and other information about our directors is set forth below:

		Director	Term
Name	Age	Since	Expires	Class

Sheldon B. Lubar	78	2007	2008	Class I
Christopher J. Whyte	51	2007	2008	Class I
James H. Brandi	59	2007	2009	Class II
James C. Crain	59	2007	2009	Class II
J. Ross Craft	51	2002	2010	Class III
Brian H. Lawrence	65	2002	2010	Class III

Sheldon B. Lubar joined us as a director in June 2007. Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the Board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995. Mr. Lubar is currently a director of the following companies: Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies; Weatherford International, Inc., an energy services company; Ellora Energy Inc., an independent oil and gas company; and the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider. Mr. Lubar previously held governmental appointments under three United States Presidents, including Commissioner of the White House Conference on Small Business from 1979 to 1980 under President Carter, Assistant Secretary, Housing Production and Mortgage Credit, Department of Housing and Urban Development, Commissioner of the Federal Housing Administration and Director of the Federal National Mortgage Association from 1973 to 1974 under Presidents Nixon and Ford. Mr. Lubar is a past president of the Board of Regents of the University of Wisconsin System. Mr. Lubar holds a B.S. in Business Administration and a J.D. from the University of Wisconsin — Madison. Mr. Lubar was awarded an honorary Doctor of Commercial Science degree from the University of Wisconsin — Milwaukee.

Christopher J. Whyte has been a member of our Board since June 2007. Mr. Whyte has been President, Chief Executive Officer and a director of PetroSantander Inc., which owns and operates oil and gas producing properties in the United States, Colombia and Brazil, since 1995. Mr. Whyte holds a B.A. from the University of Pittsburgh.

James H. Brandi joined us as a director in June 2007. Since November 2005, Mr. Brandi has been a partner at Hill Street Capital, a private investment and financial advisory firm. From 2000 until November 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Group. Prior to 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi serves on the boards of Energy East Corporation, a utility holding company, and Armstrong Land, LLC, a coal holding company. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi holds a B.A. in History from Yale University and an M.B.A. from Harvard Business School and attended Columbia Law School as a Harlan Fiske Stone Scholar.

James C. Crain joined us as a director in June 2007. Mr. Crain has been involved in the energy industry for over 30 years, both as an attorney and as an executive officer. Since 1984, Mr. Crain has been an officer of Marsh Operating Company, an investment management company focusing on energy investing, including his current position of President which he has held since 1989. Mr. Crain has served as general partner of Valmora Partners, L.P., a private investment partnership that invests in the oil and gas sector, among others, since 1997. Prior to joining Marsh in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist, where he headed the firm’s energy section. Mr. Crain currently is a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, and GeoMet, Inc., a coalbed methane natural gas exploration and production company. Mr. Crain holds a B.B.A., an M.P.A. and a J.D. from the University of Texas at Austin.

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. Before Approach, Mr. Craft co-founded Athanor Resources Inc., an international exploration and production company with operations in the United States and Tunisia, in 1998 and was its Executive Vice President from 1998 until its merger with Nuevo Energy Company in September 2002. From 1988 to 1997, Mr. Craft served in various positions with American Cometra Inc., an independent exploration and production company with operations in the United States, including as Vice President — Operations from 1995 to 1997. American Cometra was sold in two parts, to Range Resources in 1995 and Pioneer Natural Resources in 1997. Mr. Craft has 27 years of experience in the oil and gas industry. Mr. Craft, who holds a B.S. in Petroleum Engineering from Texas A&M University, is a registered Professional Engineer licensed in the State of Texas. In addition to membership in the Society of Petroleum Engineers, Mr. Craft is a member of the Texas Oil and Gas Association and Independent Petroleum Association of America. Mr. Craft has served on the Board of the Fort Worth chapter of the Society of Petroleum Engineers as well as on the Board of the Fort Worth Petroleum Engineers Club where his last position was President. In addition to the above, Mr. Craft is an Eagle Scout. Mr. Craft is the brother-in-law of J. Curtis Henderson, our Executive Vice President and General Counsel.

Bryan H. Lawrence has been a member of our Board since 2002. Mr. Lawrence is a founder and Senior Manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies in the energy industry. The Yorktown group of investment partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies; Hallador Petroleum Company, an independent company engaged in the production of coal and the exploration and production of oil and natural gas; the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider; Winstar Resources, a public Canadian oil and gas company; Ellora Energy Inc., an independent oil and gas company; and certain non-public companies in the energy industry in which the Yorktown group of investment partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Vote Required

The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of the directors is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Board Recommendation

The Board recommends a vote FOR the election of each of the nominees.

PROPOSAL TWO -

RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Hein & Associates LLP as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2008 and our internal controls over financial reporting. During fiscal years 2007, 2006 and 2005, Hein & Associates LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services.

Representatives of Hein & Associates LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement should they desire to do so.

Vote Required

The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy and entitled to vote on the proposal at the meeting is required for the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for fiscal 2008. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Board Recommendation

The Board recommends a vote FOR the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for the 2008 fiscal year.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Structure

As of the date of this proxy statement, our Board consists of six directors and the following two committees: (1) Audit and (2) Compensation and Nominating. Our certificate of incorporation and bylaws provide for a classified Board consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our Board each year. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2008, 2009 and 2010, respectively.

In addition, our bylaws provide that the Board will consist of not less than three and not more than nine directors, and the exact number of directors which constitute the Board will be fixed from time to time by resolution of the Board; provided, that no decrease in the number of directors constituting the Board will have the effect of shortening the term of any incumbent director.

Board Meetings

Our Board held four meetings during 2007 and took action 12 times by written consent. All directors attended 100% of the meetings of the Board and the committees on which they served. We do not have a formal policy regarding director attendance at Board meetings.

Audit Committee

The Audit Committee, which was established in October 2007, held one meeting during 2007 and took action one time by written consent. The members of the Audit Committee are James C. Crain, Chairman, James H. Brandi and Christopher J. Whyte. Our Board has determined that all members of the Audit Committee satisfy the independence criteria applicable to Audit Committee members under the current Marketplace Rules of NASDAQ and the SEC. Additionally, the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the Marketplace Rules of NASDAQ. The Board designated James Crain to serve as the Audit Committee financial expert as described in Item 407(d)(5) of Regulation S-K.

The Audit Committee oversees the annual audit and recommends to our Board the independent public accountants who audit our financial statements. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to our Board in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent auditor’s qualifications and independence. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, our independent auditor and our management.

Principal responsibilities of the Audit Committee under its charter include the following:

•	appoint, determine funding for and oversee our independent auditor,

•	pre-approve all auditing services, internal control-related services and permitted non-audit services (including fees and terms) to be performed for us by our independent auditor,

•	review and discuss with management and our independent auditor our quarterly and annual financial statements,

•	review and discuss quarterly reports from the independent auditor on critical accounting policies to be used, any alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and other material written communications between the independent auditor and management,

•	discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies,

•	discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures,

•	obtain and review a report from the independent auditor at least annually regarding the independent auditor’s internal quality control procedures,

•	review and evaluate the lead partner of the independent auditor team,

•	discuss with the independent auditor and management the internal auditing responsibilities, and

•	establish policies and procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or alleged breaches of our Code of Conduct.

The full text of the Audit Committee charter is available under the Corporate Governance section of our website at www.approachresources.com.

Compensation and Nominating Committee

The Compensation and Nominating Committee, which was established in October 2007, held no meetings during 2007, but took action four times by written consent. Members of the Compensation and Nominating Committee are Sheldon B. Lubar, Chairman, and James H. Brandi. Our Board has determined that all members of the Compensation and Nominating Committee satisfy the independence criteria applicable to Compensation Committee and Nominating Committee members under the current Marketplace Rules of NASDAQ and the SEC.

The Compensation and Nominating Committee oversees our executive and director compensation and the Board nominees for election by stockholders and for Board committees.

Principal responsibilities of the Compensation and Nominating Committee under its charter include the following:

•	review and approve corporate goals and objectives with respect to compensation for our CEO, evaluate the CEO’s performance in light of these goals and objectives and recommend to the Board the CEO’s annual compensation,

•	review and approve the evaluation process and compensation structure for our executive officers and key employees and recommend to the Board the annual compensation for such officers and key employees,

•	review and administer our incentive compensation and stock-based plans,

•	review director compensation and recommend to the Board the form and amount of director compensation,

•	meet with management to review and discuss the Compensation Discussion and Analysis required in this proxy statement,

•	recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as applicable,

•	recommend to the Board director nominees for committees of the Board,

•	review the suitability for continued service as a director of each Board member, and

•	review periodically the size of the Board and recommend to the Board any appropriate changes, subject to our bylaws.

The full text of the Compensation and Nominating Committee charter is available under the Corporate Governance section of our website at www.approachresources.com.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Following such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. Our corporate governance documents are available under the Corporate Governance section of our website at www.approachresources.com, and are available in print upon request by any stockholder.

Code of Conduct

On October 9, 2007, we adopted a Code of Conduct, which applies to all of our directors, officers and employees. The Code of Conduct is available under the Corporate Governance section of our website at www.approachresources.com.

Any change to or waiver from our Code of Conduct may be made only by the Board or, in the case of any change in or waiver for any of our officers, by our independent directors. All changes and waivers will be promptly disclosed as required by applicable securities laws and listing standards.

Board Independence

The Board has determined that Messrs. Brandi, Crain, Lubar and Whyte are independent within the meaning of applicable SEC regulations and NASDAQ listing standards. Furthermore, the Board has determined that each of the current members of both the Audit Committee and the Compensation and Nominating Committee is independent within the meaning of applicable SEC regulations and NASDAQ listing standards.

Identifying and Evaluating Nominees for Directors

The policy of the Compensation and Nominating Committee is to consider properly submitted nominations for candidates for membership on the Board. The Compensation and Nominating Committee and Board seek individuals who are of high ethical character and who share our values. The Compensation and Nominating Committee and the Board also seek individuals with a variety of experience, including chief executive officers, entrepreneurs, independent business owners, attorneys and individuals with experience or advanced degrees in public accounting. Other criteria that the committee will use to evaluate director nominees are:

•	the proportion of Board members who meet the criteria for independence required by NASDAQ,

•	a candidate’s broad understanding of business, financial affairs and the complexities of a business organization,

•	a candidate’s ability to work with our other directors and executives in accomplishing our objectives and representing stockholders,

•	a candidate’s ability to devote sufficient time to effectively administer our affairs,

•	a candidate’s educational background and expertise in areas significant to our operations, and

•	a candidate’s strength of character, independence of opinion and sound business judgment.

The Compensation and Nominating Committee may consider suggestions from many sources regarding possible candidates for nomination to the Board, including suggestions from management, directors and the stockholders. With respect to the deadlines for stockholder suggestions to the Compensation and Nominating Committee of individuals to be considered for nomination as a candidate to be elected at the 2009 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2009 Annual Meeting of Stockholders” below. Any such suggestion should be sent to the Compensation and Nominating Committee, c/o our Corporate Secretary, at One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116, together with the same information as that described in our bylaws for stockholder nominations made by the Board or management. The information should also include the name and address of the stockholder recommending the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the SEC, an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the committee and the Board. Possible candidates who have been suggested by stockholders are evaluated by the committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time but may do so in the future in its discretion.

Communications with the Board

Stockholders interested in communicating with the Board may do so by sending written communications to the Board, in care of Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116. Such communications will be compiled by the Corporate Secretary and promptly forwarded to the Board.

Director Attendance at Annual Meetings of Stockholders

Our Board expects directors to attend the annual meetings of our stockholders. We have formalized this expectation in an Attendance Policy that was approved by the Compensation and Nominating Committee and the Board on October 9, 2007.

Executive Sessions

During 2008, our Board meeting agendas will generally provide for executive sessions of non-management directors without any members of management present. On October 9, 2007, our Board approved the occurrence of at least two executive sessions each year with only independent, non-employee directors present. During 2007, we did not hold any executive sessions of non-management directors, as our policy was not adopted until the fourth quarter of 2007.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors, officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. Such officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file.

We believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were complied with on a timely basis during 2007.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of April 18, 2008, beneficial ownership of our common stock by our directors, the executive officers named in the summary compensation table, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of our outstanding shares:

	Number of Shares of
Name	Common Stock Owned(1)	Percent(2)

Directors and Executive Officers:
J. Ross Craft(3)(4)	681,129	3.3%
Steven P. Smart(3)(4)	171,540	*
J. Curtis Henderson(3)(5)	146,250	*
Glenn W. Reed(3)(4)	163,908	*
Ralph P. Manoushagian(3)(4)	141,690	*
Bryan H. Lawrence(6)(7)	9,409,788	45.6%
James H. Brandi(3)	7,083	*
James C. Crain(3)	3,542	*
Sheldon B. Lubar(3)(8)	927,714	4.5%
Christopher J. Whyte(3)	7,083	*
Yorktown Energy Partners V, L.P.(6)	7,664,892	37.2%
Yorktown Energy Partners VI, L.P.(6)	824,265	4.0%
Yorktown Energy Partners VII, L.P.(6)	920,631	4.5%
Lubar Equity Fund, LLC(3)	920,631	4.5%
All officers and directors as a group (10 persons)(4)	11,659,727	55.9%
Certain Beneficial Owners:
Wellington Management Company, LLP(9)	1,537,075	7.5%
NWQ Investment Management Company, LLC(10)	1,178,256	5.7%

*	Less than one percent.

(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power.

(2)	Based on 20,622,746 shares of our common stock outstanding at April 18, 2008. For purposes of calculating the percent of the class outstanding held by each owner shown above with a right to acquire additional shares, the total number of shares excludes the shares which all other persons have the right to acquire within 60 days after the date of this proxy statement, pursuant to the exercise of outstanding stock options and warrants.

(3)	C/o Approach Resources Inc., One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116.

(4)	The number of shares beneficially owned includes the following shares that are subject to options that are currently exercisable or will become exercisable within 60 days of the date of this proxy statement:

Name of Beneficial Owners	Shares Subject to Options

J. Ross Craft	152,892
Steven P. Smart	28,845
Glenn W. Reed	34,614
Ralph P. Manoushagian	28,845

(5)	Includes 63,750 restricted shares granted in connection with Mr. Henderson’s employment, one-third of which vested on the delivery of the underwriting agreement for our IPO in November 2007, one third of which will vest in November 2008 and one-third of which will vest in November 2009. Mr. Henderson has the right to vote, but not dispose of, the unvested portion of these shares. See “Grants of Plan-Based Awards for Year Ended December 31, 2007” and “Narrative Disclosure to Grants of Plan-Based Awards Table” in this proxy statement.

(6)	Has a principal business address of 410 Park Avenue, 19th Floor, New York, New York 10022.

(7)	Includes attribution of shares held by Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P. and Yorktown Energy Partners VII, L.P.

(8)	Includes attribution of shares held by Lubar Equity Fund, LLC.

(9)	Based on Schedule 13G dated February 14, 2008, reporting ownership as of December 31, 2007. Wellington Management Company, LLP, as an investment adviser, has the shared power to vote 891,675 shares and the shared power to dispose of 1,537,075 shares. Wellington Management Company’s principal business address is 75 State Street, Boston, Massachusetts 02109.

(10)	Based on Schedule 13G dated February 14, 2008, reporting ownership as of December 31, 2007. NWQ Investment Company, LLC, as an investment adviser, has the sole power to vote 1,009,367 shares and the sole power to dispose of 1,178,256 shares. NWQ Investment Management Company’s principal business address is 2409 Century Park East, 16th Floor, Los Angeles, California 90067.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our named executive officers.

Name	Age	Position

J. Ross Craft	51	President, Chief Executive Officer and Class III Director
Steven P. Smart	53	Executive Vice President and Chief Financial Officer
J. Curtis Henderson	45	Executive Vice President, Secretary and General Counsel
Glenn W. Reed	56	Senior Vice President — Operations
Ralph P. Manoushagian	56	Senior Vice President — Land

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. For Mr. Craft’s biographical information, please see “Proposal One — Election of Directors — Directors.”

Steven P. Smart has been our Treasurer since our inception in September 2002. Mr. Smart was named Vice President — Finance in August 2005, and promoted to Executive Vice President and Chief Financial Officer in June 2007. From 2000 to 2002, Mr. Smart was Controller and Treasurer of Prize Energy Corp., a public exploration and production company. From 1998 to 2000, Mr. Smart was a Senior Manager in the Energy Industry group at Arthur Andersen LLP. Prior to 2000, Mr. Smart served in senior executive financial positions with several public and private oil and gas companies, including Magnum Hunter Resources Inc. and Saxon Oil Co. Mr. Smart began his career in public accounting with Deloitte & Touche (formerly Touche

Ross). Mr. Smart has more than 30 years of experience in both public and private companies in the oil and gas industry. Mr. Smart, who holds a B.B.A. in Accounting from Angelo State University, is a Certified Public Accountant with an active license in Texas.

J. Curtis Henderson joined us in February 2007 as Executive Vice President, Secretary and General Counsel. From 2005 to 2007, Mr. Henderson served as President and Chief Executive Officer of Coterie Capital Partners, Ltd., a private equity partnership in Dallas, Texas. From 1998 to 2005, Mr. Henderson served as General Counsel of Nucentrix Broadband Networks, Inc., a public broadband wireless telecommunications company based in Dallas. While he was at Nucentrix, Mr. Henderson oversaw its sale to an affiliate of Nextel Communications Inc. under Section 363 of the United States Bankruptcy Code in 2004. Mr. Henderson began his career as a lawyer in the corporate and securities section of Locke Lord Bissell & Liddell (formerly Locke Purnell Rain Harrell). Mr. Henderson has over 20 years experience in public and private securities, mergers and acquisitions, corporate finance and regulatory affairs. Mr. Henderson holds a B.A. in Political Science from Austin College and a J.D. from Washington and Lee University School of Law. Mr. Henderson is the brother-in-law of J. Ross Craft, our Chief Executive Officer and President.

Glenn W. Reed has been our Senior Vice President — Operations since June 2007. Mr. Reed served as our Vice President — Operations from our inception in September 2002 to June 2007. Mr. Reed was Manager of Operations for Athanor Resources Inc. from 1999 to 2002, where he was responsible for petroleum engineering and operations before Athanor was sold to Nuevo Energy Company in September 2002. From 1988 to 1999, Mr. Reed supervised operations for American Cometra. Mr. Reed, who holds a B.S. in Petroleum Engineering from Texas Tech University, is a registered Professional Engineer licensed in Texas and has 28 years of experience in the oil and gas industry.

Ralph P. Manoushagian has been our Senior Vice President — Land since June 2007. Mr. Manoushagian joined us in 2004 as Land Manager. In 2003, Mr. Manoushagian worked as an independent landman. From 2001 to 2003, Mr. Manoushagian was the President of Hudco Fuels, a privately owned fuel distributor. Mr. Manoushagian has been an active landman and oil and gas operator for 30 years. Mr. Manoushagian, who holds a B.B.A. in Finance from the University of North Texas, has been a Certified Professional Landman since 1988. Mr. Manoushagian is a director of the First Financial Bank of Southlake, Texas. He previously served as a director and Vice President of the Texas Independent Producers and Royalty Owners and as a director of the Texas Alliance of Energy Producers.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion and analysis is intended to assist you in understanding our compensation program. It is intended to cover all the elements of compensation paid to our named executive officers and the reasoning used by the Compensation and Nominating Committee in structuring our executive compensation program, which is designed primarily to incentivize our named executive officers to build stockholder value.

We believe our success depends on the continued contributions of our named executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and directors with compensation that is competitive with, or superior to, comparable public companies and that recognizes individual merit and overall business performance. Our policies are also intended to support the attainment of our strategic objectives by tying the interests of our executive officers with those of our stockholders through operational and financial performance goals and equity-based compensation.

The three principal elements of our current executive compensation programs are annual base salary, annual incentive bonuses and long-term equity incentives in the form of stock awards, including restricted stock and stock options. Base salary is annual salary that pays for skill and experience and is required for market competitiveness. Annual incentive bonuses are annual performance rewards for achievement of critical business goals. These short-term, performance-based, incentive awards are a competitive market practice, and they serve to focus named executive officers on annual business goals. Long-term equity incentives are stock-based awards that provide a competitive, long-term incentive to employees and named executive officers in direct alignment with stockholder interests.

We also provide other benefits and perquisites. The other benefits and perquisites provided to our executive officers consist of life, disability and health insurance benefits, a qualified 401(k) savings plan, paid vacation and holidays, automobile allowances and reimbursement for certain club membership dues, cell phone expenses, professional association dues and fees and continuing professional educational programs. These benefits and perquisites are part our overall pay program and are designed to encourage continuity in employment and executive leadership and to remain competitive in the market for talent and experience in the oil and gas business.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer, as well as the individuals included in the “Summary Compensation Table” in this proxy statement, are referred to as our “named executive officers.”

Compensation and Nominating Committee

In November 2007 we closed our initial public offering and began trading our common stock on NASDAQ. In October 2007, in anticipation of our IPO, we formed a new Compensation and Nominating Committee. Before the formation of the committee, compensation decisions for 2007 and prior years were made by our prior Board.

The Compensation and Nominating Committee of our Board is responsible for the approval, evaluation and oversight of all of our compensation plans, policies and programs. The primary purpose of the committee is to assist our Board in establishing and implementing our compensation policies and monitoring our compliance with such policies. The members of our Compensation and Nominating Committee are Mr. Lubar (Chairman) and Mr. Brandi, each of whom is an independent director in accordance with NASDAQ Marketplace rules.

The function of the Compensation and Nominating Committee is more fully described in its charter, which our Board adopted, effective as of October 9, 2007 and revised as of February 1, 2008. The committee’s duties and purpose also are discussed under “Board of Directors, Board Meetings and Committees — Compensation and Nominating Committee” in this proxy statement.

To assist management and the committee in assessing and determining compensation packages, the committee may engage compensation consultants or consider relevant market compensation data prepared by such consultants based upon the specific needs of the committee. The committee has not engaged a compensation consultant but may do so in the future.

Compensation Program Objectives and Methodology

The objectives of our executive compensation programs are as follows:

•	attract and retain talented and experienced executives in the highly competitive oil and gas industry, particularly in the Dallas — Fort Worth, Texas area,

•	motivate and reward executives whose knowledge, skills and performance are critical to our success,

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases,

•	provide a competitive compensation package that is weighted towards pay for performance, and in which total compensation is primarily determined by company and individual results and the creation of stockholder value,

•	insure fairness among the executive management team by recognizing the contributions each executive makes to our success,

•	foster a shared commitment among executives by coordinating their company and individual goals, and

•	compensate our executives accordingly to meet our annual and long-term objectives.

In making decisions regarding executive compensation for 2008, the Compensation and Nominating Committee considered the “Oil and Gas E&P 2007 Compensation Survey” prepared by Effective Compensation Incorporated, or ECI. The ECI survey contains compensation information from 112 public and private exploration and production companies in the United States from 2006. The committee considers the companies in the ECI report to be a broad peer group against whom we compete for executive talent. The ECI survey provides specific data on an aggregated basis within subcategories based on whether the companies are public or private, revenues, exploration and production budget and geographic location, among others. In addition to the individual experience and performance of our executive officers, the committee primarily considered compensation information in the ECI survey from public, independent oil and gas companies with revenues of $100 million or less, exploration and production budgets of $40 million to $100 million and headquartered in Texas.

In addition to the ECI survey, the committee considered executive compensation information from the following peer companies in determining our executive compensation for 2008: Abraxas Petroleum Corporation, Arena Resources, Inc., Aurora Oil & Gas Corporation, Brigham Exploration Co., Clayton Williams Energy, Inc., Concho Resources Inc., Ellora Energy Inc., EXCO Resources, Inc., GMX Resources Inc., Goodrich Petroleum Corporation, NGAS Resources, Inc., Quest Resource Corporation and Rex Energy Corporation. These peer companies were chosen based on their position in the upstream exploration and production sector of the oil and gas business, market capitalizations, geographic areas of operations and corporate headquarters and corporate structure.

In considering the ECI survey and data on our peer companies, the committee does not establish benchmarks regarding compensation levels of our named executive officers. Rather, the committee uses this data to confirm that the base salary levels and incentive bonus targets are at competitive or superior levels with comparably positioned officers in both the broad peer group represented by the ECI survey and the narrower peer group identified above.

The committee meets outside the presence of all of our executive officers to consider the appropriate compensation for our Chief Executive Officer. The committee analyzes the performance of our CEO and determines the base salary, payments to be made under our annual cash incentive program and the grant of long-term equity incentive awards. For all other named executive officers, the committee meets outside the presence of all executive officers, except our CEO. Our CEO annually reviews the performance of each named executive officer with the committee and makes recommendations to the committee with respect to the appropriate base salary, payments to be made under our annual cash incentive plan and the grant of long-term equity incentive awards.

Based in part on these recommendations from our CEO and the other considerations discussed in this Compensation Discussion and Analysis, the committee recommends to our Board the annual compensation package of each of our named executive officers, including our CEO. Input or suggestions applicable to group or individual compensation from other executive officers may be solicited by the committee.

In addition to the performance measures discussed below under “Performance-Based Annual Incentive Awards,” the committee may identify specific performance measures in determining long-term incentive compensation levels, including stock awards under our 2007 Stock Incentive Plan, referred to as our 2007 Plan. The committee has not yet identified specific performance measures for long-term incentive compensation, but is considering such measures.

In general, prior compensation, such as gains from prior stock options or stock awards, are not taken into account in setting other elements of compensation, such as base pay, incentive bonuses or future stock awards under our 2007 Plan. For new executive officers, we take into account their prior base salary and annual cash incentives, as well as the contributions expected to be made by the new officer, our business needs and the role of the officer with us.

We have not established minimum stock ownership requirements for our named executive officers or directors; however, the committee believes that meaningful stock ownership by our officers and directors is critical in aligning management’s interests with the interests of our stockholders. The committee intends to use long-term equity incentive awards that will vest over a period of time under our 2007 Plan to provide equity ownership to our officers and directors. The committee also will continue to consider whether minimum stock ownership requirements may be necessary to achieve our goal of aligning management’s interests with those of our stockholders.

Annual Cash Compensation

To attract and retain executives with the ability and the experience necessary to lead us and deliver strong performance to our stockholders, we provide a competitive total compensation package. Base salaries and total compensation are intended to be competitive with, or superior to, our industry peers, considering individual performance and experience, to ensure that each executive is appropriately compensated.

Annual Base Salary

We provide the named executive officers and other employees with an annual base salary to compensate them for their services during the fiscal year. Although we have no written policies or guidelines for setting the base salaries of our executive officers within a specified range of the compensation levels of our industry peers, our executive officer salaries are intended to be competitive with or superior to our industry peers. Our Board recognizes that there is a substantial amount of competition in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Dallas — Fort Worth, Texas area. Our philosophy is to set our executive officers’ base salaries at levels that we believe will enable us to retain them, with the goal of growing stockholder value going forward. The increase in base salaries of our executive officers in 2007 and 2008 reflects the increased demand and additional responsibilities imposed on our executive officers as a result of our becoming a public company and our objective of maintaining our current management team intact.

We review salary ranges and individual salaries for our executive officers annually. We establish the base salary for each executive officer based on consideration of pay levels of our industry peers and internal factors, such as the individual’s performance and experience, and the pay of others on the executive team.

We consider market pay levels among individuals in comparable positions with transferable skills within the oil and gas industry. When establishing the base salary of any executive officer, we also consider business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salary is necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us. The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. See “Summary Compensation Table.”

For a discussion regarding the setting of 2008 base salaries, see “Compensation Program Objectives and Methodology” above.

In establishing base salaries for 2007, our prior Board considered the “Oil and Gas E&P 2006 Compensation Survey” prepared by ECI. Based on our evaluation of the information contained in the ECI survey and our knowledge of the oil and gas industry, our prior Board established 2007 base salaries for our executive officers within the range of our peer companies in the ECI survey after taking into account the individual performance and experience of each executive officer. Although the ECI survey included the names of the 99 oil and gas companies participating in the survey, it did not list compensation information by company. Rather, the survey grouped compensation information into various revenue categories and whether the companies were independent, public or private. In addition to the individual experience and performance of our executive officers, our prior Board primarily considered compensation information in the ECI survey from independent oil and gas companies (both public and private) with revenues of $100 million or less.

Performance-Based Annual Incentive Awards

A core component of our executive compensation philosophy is that pay should be linked directly to performance and that a significant portion of total annual compensation should be placed at risk. Beginning in 2008, we will provide the opportunity for our named executive officers and other executives to earn an annual cash incentive award. We will provide this opportunity to attract and retain an appropriate caliber of talent for the positions and to motivate executives to achieve our annual business goals. We plan to review annual incentive awards for our named executive officers and other executives annually in January or February to determine award payments for the most recently completed fiscal year, as well as to establish award opportunities for the then-current fiscal year.

In accordance with our current philosophy of linking pay directly to performance, our Compensation and Nominating Committee recently adopted, and our Board ratified, a performance-based incentive award program for 2008 under which performance awards may be made under our 2007 Plan. We refer to these performance awards as “Annual Incentive Awards.” The Annual Incentive Awards are determined as a percentage of an executive officer’s annual base salary and paid to the executive officer upon the achievement of certain performance targets that are discussed more fully below.

The Compensation and Nominating Committee develops the performance categories, relative weighting among the categories and performance targets to be used for the Annual Incentive Awards, and reviews them with our CEO, CFO and General Counsel. For 2008, the performance targets were generally based upon target growth rates in key performance indicators of our business, as well as industry standards. The committee also considered analysts’ projections for growth rates in production, proved reserves and discretionary cash flow per share in determining performance targets.

The committee established a minimum, or “threshold,” and maximum, or “excellent,” performance target for each performance category. The Company is required to reach the threshold target in a performance category before a participant receives any credit for such category in the calculation of his or her Annual Incentive Award. If the Company exceeds the threshold level for a performance category, the amount of the Annual Incentive Award attributable to that category is capped at the excellent level. If the Company’s performance falls between the threshold and maximum level, then the amount of the Annual Incentive Award attributable to that category is calculated on a pro-rata basis between the threshold and maximum levels, commensurate with the level of performance achieved.

The committee believes that these performance categories and targets, taken together, are objective indicators of our overall performance.

The five performance categories selected with respect to the Annual Incentive Awards for 2008 are shown in the table below, together with the target levels of achievement with respect to each category except individual performance. Four of the performance categories are company-wide performance measures and the fifth performance category is personal to each executive.

	2008 Performance Targets
Performance Category	Weight	Threshold	Excellent

Production growth	25%	10%	20%
Reserve volume growth	25%	10%	20%
Net asset value per share growth	20%	15%	25%
EBITDAX per share growth	20%	20%	30%
Individual performance	10%

	100%

The first and second categories the committee selected for 2008, production growth and reserve volume growth, are essential measurements of our performance. Production and reserves used in the calculation of these criteria are based on reported production and year-end reserves.

The third category the committee selected for 2008 is net asset value per share growth. Net asset value per share is calculated as the PV-10 (the estimated present value, discounted at 10%, of our future net cash flows from proved reserves) of our oil and gas properties plus the book value of our assets other than our oil and gas properties, less the book value of our liabilities, divided by the number of shares of common stock outstanding at December 31, 2007 (for 2007 calculation) and the weighted average number shares of common stock outstanding for the year ended December 31, 2008 (for 2008 calculation). Net asset value per share is widely used by the investment community in our industry to measure a company’s current value in the market.

The fourth category the committee selected for 2008 is EBITDAX per share growth. We define EBITDAX per share as net income plus exploration and impairment expense, depletion, depreciation and amortization expense, share-based compensation expense, change in the fair value of commodity derivatives, interest expense and income taxes, divided by the number of shares of common stock outstanding at December 31, 2007 (for 2007 calculation) and the weighted average number shares of common stock outstanding for the year ended December 31, 2008 (for 2008 calculation). The committee has determined that the EBITDAX growth measure is appropriate because it is widely accepted by the investment community in our industry as a financial indicator of a company’s ability to internally fund development and exploration activities and it reflects our ability to adapt to the impact of changing commodity prices as well as changing costs.

The measuring point for 2007 production, reserves, net asset value per share and EBITDAX per share, which will be used to calculate growth in the relevant performance categories for 2008, will include our acquisition of a 30% working interest in Ozona Northeast, as if the acquisition had occurred on January 1, 2007. In addition, 2007 per share performance measures, which will be used as the starting point to measure 2008 growth, will be calculated as of year end 2007 to include shares of common stock issued in the IPO and the acquisition of the Ozona Northeast working interest.

The fifth category the committee selected for 2008 is the named executive officer’s individual performance, including overall duties, responsibilities and expertise. This category is discretionary and allows the committee to recognize performance that is more difficult to quantify, such as successful supervision of significant company projects, cost reductions, overall safety or environmental record, demonstrated departmental leadership and other contributions to our Company. The committee assigned this category a 10% relative weight among the five performance categories.

In addition to selecting the performance categories discussed above, the committee approved, after consultation with our CEO, CFO and General Counsel, the annual incentive targets (expressed as a percentage of such executive’s annual salary) for each of our named executive officers, as set forth in the table below. In determining these incentive targets, the committee attempted to ensure that the payouts provided meaningful incentives to each of our senior executives. For 2008, the Annual Incentive Award amount payable to each named executive officer will be based upon our performance in each of the four company-wide performance categories and the officer’s individual performance category. The annual incentive payout percentage will be the sum of the percentage performance targets calculated for each performance category. The actual performance payout amounts for each category are graduated between each performance target in accordance with a predetermined formula that measures performance on a linear, pro-rata basis between the threshold and excellent levels.

	Annual Incentive Award Percent of Annual Salary
	Threshold	Excellent

President and CEO	50%	150%
Executive Vice Presidents	50%	100%
Senior Vice Presidents	35%	75%

The committee cannot increase payout amounts under our incentive award program. The committee can, however, in its reasonable discretion, reduce the payout amounts under the program after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other such factors deemed appropriate by the committee.

No incentive bonuses were paid in 2006. In 2007, certain of the named executive officers received bonuses to cover out-of-pocket income taxes incurred in 2007 as a result of the sale of their respective shares of our common stock to us as repayment of their respective management notes before our IPO. See footnote (1) to the “Summary Compensation Table” and “Certain Relationships and Related Party Transactions.” In making its decision on the gross-up bonuses for income taxes, our prior Board determined that the bonuses were necessary and appropriate to allow the executive officers to realize the full benefit of the appreciation in value of common stock of our company that these officers had made possible since our formation in 2002.

In 2007, our prior Board approved a cash bonus pool of $1 million, of which one-half was paid upon the filing of the registration statement for our IPO in July 2007, and one-half was paid when the registration statement for the IPO became effective in November 2007. See footnote (1) to the “Summary Compensation Table.” In making its decision on this bonus pool, in addition to the individual experience and performance of our executive officers, our prior Board took into consideration similar bonus pools for executive management of Ellora Energy Inc. and Concho Resources Inc., both of whom are in the oil and gas industry and affiliated with Yorktown Partners. GeoMet, Inc., another Yorktown-affiliated oil and gas company considered by our prior Board in its bonus decision, did not have a similar bonus pool related to its initial public offering. These bonus payments to our executive officers and other key employees upon the filing and effectiveness of our registration statement reflect the increased demand and additional responsibilities imposed on our executive officers as a result of our becoming a public company and our objective of maintaining our current management team intact. The filing and effectiveness of our registration statement are the only individual performance goals that were considered in setting incentive compensation for 2007. In addition, our prior Board and our Compensation and Nominating Committee authorized the grant of certain special bonuses to cover out-of-pocket taxes in connection with certain stock awards. See “Long-Term Stock Incentive Compensation.”

Long-Term Stock Incentive Compensation

We plan to award long-term equity incentive grants to executive officers, including the named executive officers, as part of our total compensation package, under our 2007 Plan.

The 2007 Plan allows for the grant of restricted stock, stock options, stock appreciation rights, restricted stock units, unrestricted stock awards and other incentive awards. The primary purpose of the 2007 Plan is to enhance our ability to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate such persons to continue in our service and to expend maximum effort to improve our business results and earnings, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in our operations and future success.

We previously have used a combination of grants of three-year vesting stock options, three-year vesting restricted stock and unrestricted stock awards under the 2007 Plan and its predecessor plan. Going forward we plan to primarily use a combination of restricted stock and stock options that will vest over time to align the compensation of our executive officers and key employees with an increase in long-term stockholder value, but we may use other awards available under the 2007 Plan as well. We expense stock awards under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” When determining the appropriate combination of restricted stock and stock options, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe awards of restricted stock and stock options can effectively balance our objective of focusing the recipient of the award on delivering long-term value to our stockholders, with our objective of providing value to the recipient with the equity awards. Restricted stock offers recipients the opportunity to receive shares of our common stock on the date the restriction lapses. In this regard, we believe that restricted stock serves both to reward and retain the recipients. Unlike restricted stock, stock options only have value to the extent the price of our common stock grows over the term of the award. In this regard, we believe that stock options are an effective motivational tool.

In June 2007, our prior Board authorized the grant of stock awards to named executive officers under the 2007 Plan covering 270,000 shares of our common stock. See footnote (2) to the “Summary Compensation Table.” These grants became effective upon the execution and delivery of the underwriting agreement relating to our IPO in November 2007. As a related matter, our prior Board also approved bonuses to cover out-of-pocket income taxes that were incurred in 2007 as a result of the receipt of these awards. In making its decision on these stock awards, in addition to the individual experience and performance of our executive officers, our prior board took into consideration stock ownership levels of executive management at Ellora Energy Inc., Concho Resources Inc. and GeoMet, Inc., each of whom are in the oil and gas industry and affiliated with Yorktown Partners. These stock awards also reflect the increased demand and additional responsibilities imposed on our executive officers as a result of our becoming a public company and our objective of maintaining our current management team intact. In making its decision on the gross-up bonuses for income taxes, our prior Board determined that the bonuses were necessary and appropriate to allow the executive officers to realize the full benefit of the stock awards.

In October 2007, our Compensation and Nominating Committee authorized the grant of a stock award under the 2007 Plan covering 22,500 shares of common stock to J. Curtis Henderson, our Executive Vice President and General Counsel. This grant became effective upon the execution and delivery of the underwriting agreement relating to our IPO in November 2007. The committee also approved a special bonus to cover out-of-pocket income taxes that were incurred in 2007 as a result of the receipt of this award. This stock award reflects the increased demand and additional responsibilities imposed on Mr. Henderson as a result of our becoming a public company and a more internally-balanced level of equity ownership among our executive officers. In making its decision on the gross-up bonus for income taxes, the committee determined that the bonus was necessary and appropriate to allow Mr. Henderson to realize the full benefit of the stock award.

In addition, in March 2007 our prior Board authorized the grant of 63,750 restricted shares of common stock to Mr. Henderson in connection with his employment. One-third of these shares vested on the delivery of the underwriting agreement for our IPO in November 2007, one-third will vest on the one-year anniversary of our IPO and one-third will vest on the two-year anniversary of our IPO.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the Compensation and Nominating Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted by the Compensation and Nominating Committee of the Board,

Sheldon B. Lubar, Chairman
James H. Brandi

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation and Nominating Committee.

EXECUTIVE COMPENSATION

The following table summarizes, with respect to our named executive officers, information relating to the compensation earned for services rendered in all capacities. Our named executive officers include our (1) President and Chief Executive Officer (our principal executive officer), (2) Executive Vice President and Chief Financial Officer (our principal financial officer) and (3) the three most highly compensated executive officers in 2007.

Summary Compensation Table

					Stock	All Other
		Salary		Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)		(1)($)	(2)($)	(3)($)	($)

J. Ross Craft	2007	237,500	(4)	1,250,731	1,080,000	40,574	2,608,805
Director, President	2006	210,000		—	—	29,899	239,899
and Chief Executive Officer
Steven P. Smart	2007	198,750	(4)	668,280	720,000	28,599	1,615,629
Executive Vice	2006	165,000		—	—	21,763	186,763
President and Chief Financial Officer
J. Curtis Henderson(5)	2007	179,250	(4)	750,328	2,041,875	2,129	2,973,582
Executive Vice
President and General Counsel
Glenn W. Reed	2007	174,167	(4)	413,334	360,000	14,365	961,866
Senior Vice President —	2006	165,000		—	—	19,204	184,204
Operations
Ralph P. Manoushagian	2007	148,750	(4)	398,784	360,000	1,328	908,862
Senior Vice President —	2006	127,000		—	—	185	127,185
Land

(1)	No bonuses were paid in 2006. Bonuses paid in 2007 were composed of the following:

	Gross Up	Gross Up	Gross Up	IPO
Executive Officer	Tax Bonus(a)	Tax Bonus(b)	Tax Bonus(c)	Bonus(d)	Total

J. Ross Craft.	$356,282	$619,449	—	$275,000	$1,250,731
Steven P. Smart	72,814	412,966	—	182,500	668,280
J. Curtis Henderson	—	412,966	$154,862	182,500	750,328
Glenn W. Reed	86,851	206,483	—	120,000	413,334
Ralph P. Manoushagian	72,301	206,483	—	120,000	398,784

(a)	To cover out-of-pocket income taxes incurred in 2007 as a result of the sale of shares of common stock to repay full recourse management notes prior to our IPO.

(b)	To cover out-of-pocket income taxes incurred in 2007 as a result of a stock award of 270,000 total shares granted to the named executive officers on the delivery of the underwriting agreement for our IPO in November 2007.

(c)	To cover out-of-pocket income taxes incurred in 2007 as a result of a stock award of 22,500 shares granted in October 2007.

(d)	Paid one-half on filing the registration statement for our IPO in July 2007, and one-half on the closing of our IPO in November 2007.

(2)	In June 2007, our prior Board authorized the grant of stock awards under the 2007 Plan covering 270,000 shares of common stock to our named executive officers. These grants became effective on the execution and delivery of the underwriting agreement relating to our IPO in November 2007. These stock awards were granted as follows:

Executive Officer	Number of Shares	Grant Date Fair Value

J. Ross Craft	90,000	$1,080,000
Steven P. Smart	60,000	720,000
J. Curtis Henderson	60,000	720,000
Glenn W. Reed	30,000	360,000
Ralph P. Manoushagian	30,000	360,000

See “Narrative Disclosure to Grants of Plan-Based Awards” below for additional discussion of these grants.

In addition to the grants listed above, in October 2007 the committee authorized the grant of a stock award under the 2007 Plan to Mr. Henderson covering 22,500 shares of common stock with a grant date fair value of $270,000. This grant became effective on the execution and delivery of the underwriting agreement relating to our IPO in November 2007. In connection with his employment in February 2007, Mr. Henderson also received a grant of 63,750 shares of restricted stock, one-third of which vested on the delivery of the underwriting agreement for the IPO in November 2007, one-third of which will vest on the one-year anniversary of our IPO and one-third of which will vest on the two-year anniversary of our IPO. The grant date fair value of this grant was $1,051,875. See “Narrative Disclosure to Grants of Plan-Based Awards” below for additional discussion of these grants.

(3)	All other compensation in 2007 reported for Mr. Craft represents $20,500 in matching contributions by us to our 401(k) plan, $8,400 in automobile allowance, $1,133 relating to cell phone expenses, $4,183 relating to club membership dues, $470 relating to professional licenses and fees, $750 for life insurance premiums, $943 relating to reimbursement of canceled trip expenses and $4,195 relating to continuing professional education programs. All other compensation in 2007 reported for Mr. Smart represents $20,500 in matching contributions by us to our 401(k) plan, $6,000 in automobile allowance, $915 relating to cell phone expenses and $1,184 relating to professional licenses and fees. All other compensation in 2007 reported for Mr. Henderson represents $1,284 relating to cell phone expenses, $300 relating to professional licenses and fees and $545 relating to continuing professional education programs. All other compensation in 2007 reported for Mr. Reed represents $8,400 in automobile allowance, $1,772 relating to cell phone expenses, $200 relating to professional licenses and fees, $943 relating to reimbursement of canceled trip expenses and $3,050 relating to continuing professional education programs. All other compensation in 2007 reported for Mr. Manoushagian represents $1,068 relating to cell phone expenses and $260 relating to professional licenses and fees.

(4)	In June 2007, our prior Board approved the following annual base salaries for the following named executive officers, effective upon the filing of the registration statement for our IPO:

Executive Officer	Salary

J. Ross Craft	$270,000
Steven P. Smart	225,000
J. Curtis Henderson	225,000
Glenn W. Reed	185,000
Ralph P. Manoushagian	160,000

The increase in base salaries of our named executive officers reflected the increased demand and additional responsibilities imposed on our officers as a result of becoming a public company and our objective of maintaining our current management team intact.

In February 2008, our Board approved the following annual base salaries for the named executive officers:

Executive Officer	Salary

J. Ross Craft	$295,000
Steven P. Smart	250,000
J. Curtis Henderson	250,000
Glenn W. Reed	200,000
Ralph P. Manoushagian	170,000

The methodology for considering 2008 salaries is discussed above in this proxy statement under the heading “Compensation Program Objectives and Methodology.”

(5)	Mr. Henderson began employment with us in February 2007 at an annual base salary of $190,000. His annual base salary was increased in June 2007 to $225,000 and again in February 2008 to $250,000, as described in note (4) above.

Grants of Plan-Based Awards for Year Ended December 31, 2007

The following table provides information concerning each grant of an award made to our named executive officers under any plan, including awards, if any, that have been transferred.

			Stock Awards:
			Number of		Grant Date Fair
			Shares of		Value of Stock
Name	Grant Date	Approval Date	Stock or Units		Awards

J. Ross Craft	November 7, 2007	June 28, 2007	90,000	(1)	$1,080,000
Steven P. Smart	November 7, 2007	June 28, 2007	60,000	(1)	$720,000
J. Curtis Henderson	March 13, 2007	March 13, 2007	63,750	(2)	$1,051,875
	November 7, 2007	June 28, 2007	60,000	(1)	$720,000
	November 7, 2007	October 12, 2007	22,500	(3)	$270,000
Glenn W. Reed	November 7, 2007	June 28, 2007	30,000	(1)	$360,000
Ralph P. Manoushagian	November 7, 2007	June 28, 2007	30,000	(1)	$360,000

(1)	These shares comprise 270,000 shares of common stock granted under the 2007 Plan to our named executive officers relating to our IPO.

(2)	63,750 restricted shares of common stock granted in connection with Mr. Henderson’s employment in February 2007. One-third of these shares vested upon the delivery of the underwriting agreement for our IPO in November 2007. The remaining two-thirds of these shares will vest one-third in November 2008 and one-third in November 2009.

(3)	22,500 shares granted under the 2007 Plan in October 2007.

Narrative Disclosure to Grants of Plan-Based Awards Table

In June 2007, our prior Board authorized the grant of stock awards under the 2007 Plan covering 270,000 shares of common stock to our named executive officers, which grants became effective upon the execution and delivery of the underwriting agreement relating to our IPO. In making its decision on these stock awards, in addition to the individual experience and performance of our executive officers, our prior Board took into consideration stock ownership levels of executive management at Ellora Energy Inc., Concho Resources Inc. and GeoMet, Inc., each of whom are in the oil and gas industry and affiliated with Yorktown Partners. These stock awards to our executive officers reflect the increased demand and additional responsibilities imposed on our executive officers as a result of our becoming a public company and our objective of maintaining our current management team intact and aligning management’s interests with our stockholders.

In March 2007 our prior Board authorized the grant of 63,750 restricted shares of common stock to Mr. Henderson in connection with his employment. One-third of these shares vested on the delivery of the underwriting agreement for our IPO in November 2007, one-third will vest in November 2008 and one-third will vest in November 2009.

In addition to the grants discussed above, in October 2007, our Compensation and Nominating Committee authorized the grant of a stock award under the 2007 Plan covering 22,500 shares of common stock to Mr. Henderson. This grant became effective upon the execution and delivery of the underwriting agreement relating to our IPO in November 2007. The Compensation and Nominating Committee also approved a special bonus to cover out-of-pocket income taxes that were incurred as a result of the receipt of this award. This stock award reflects the increased demand and additional responsibilities imposed on Mr. Henderson as a result of our becoming a public company and a more internally-balanced level of equity ownership among our executive officers. In making its decision on the gross-up bonus for income taxes, the committee determined that the bonus was necessary and appropriate to allow the Mr. Henderson to realize the full benefit of the stock award.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Description of the 2007 Plan

The 2007 Plan was approved by our Board and stockholders on June 26, 2007. The 2007 Plan allows for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, unrestricted stock awards and other incentive awards.

The primary purpose of the 2007 Plan is to enhance our ability to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate these persons to continue in our service and to expend maximum effort to improve our business results and earnings, by providing to these persons an opportunity to acquire or increase a direct proprietary interest in our operations and future success. We have reserved 10% of our outstanding shares of common stock for grants of awards under the 2007 Plan, which will be adjusted each year to remain at 10% of outstanding shares of our common stock. In addition, shares of common stock that remain available for grant or are subject to outstanding awards under our prior plan are reserved and available for grant under the 2007 Plan. As of December 31, 2007, there were 1,993,560 shares of common stock reserved and available for issuance under our 2007 Plan. The 2007 Plan is administered by the Compensation and Nominating Committee, which also establishes the terms and conditions of awards.

Awards may be made under the 2007 Plan to our employees, directors and consultants, including any employee who is an officer or director, and to any other person who, in the opinion of the committee, is in a position to make a significant contribution our success. Our Board may amend, suspend or terminate the 2007 Plan at any time and for any reason. The 2007 Plan shall terminate in any event ten years after the date of its approval by the stockholders. Amendments to the 2007 Plan will be submitted for stockholder approval if an amendment increases the maximum number of shares available under the 2007 Plan (except as otherwise allowable under the 2007 Plan), changes the designation or class of persons eligible to receive awards under the 2007 Plan, or if required by applicable law or by applicable stock exchange listing requirements. Amendments to limit the scope of the 2007 Plan do not require stockholder approval.

In the event of a “Change of Control” (as defined in the 2007 Plan and described below), the vesting of all awards will be accelerated and any performance criteria will be deemed to be achieved to the maximum extent possible. If there is a Change of Control and we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless the committee determines otherwise, awards will be replaced with similar awards of the surviving corporation (or parent of the surviving corporation). The committee may require the surrender to us by selected participants of some or all of the outstanding awards held by such participants, at which time we will cancel those awards and cause to be paid to each affected participant a certain amount of cash per share, as specified in the 2007 Plan.

A “Change of Control” (as defined in the 2007 Plan) includes the following types of transactions: (a) any consolidation or merger in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of our assets and the assets of our subsidiaries to any other person or entity (other than to one of our affiliates), (c) a stockholder-approved plan or proposal for our liquidation or dissolution, (d) any person or entity (other than Yorktown Energy Partners V, L.P., or any of its affiliated funds), including a “group” as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934 acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of our voting stock (based upon voting power) or (e) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of the Board.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2007.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of		Market Value
	Underlying	Underlying			Shares of		of Shares of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options:	Options:	Exercise	Option	Have Not		Have Not
Name	Exercisable	Unexercisable	Price	Expiration Date	Vested		Vested

J. Ross Craft	152,892	—	$3.33	August 16, 2014	—		—
Steven P. Smart	28,845	—	$3.33	August 16, 2014	—		—
J. Curtis Henderson	—	—	—	—	42,500	(1)	$546,550	(2)
Glenn W. Reed	34,614	—	$3.33	August 16, 2014	—		—
Ralph P. Manoushagian	28,845	—	$3.33	August 16, 2014	—		—

(1)	One-half of these shares will vest November 7, 2008 and the remaining one-half will vest November 7, 2009.

(2)	Based on the closing price of our common stock on NASDAQ of $12.86 per share on December 31, 2007.

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock options in 2007. The following table summarizes the vesting of stock during 2007 for J. Curtis Henderson, the only named executive officer for whom restricted stock vested in 2007:

Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting

J. Curtis Henderson	21,250(1)	$255,000(2)

(1)	These shares vested upon the delivery of the underwriting agreement for our IPO on November 7, 2007.

(2)	Based on our IPO price of $12.00 per share.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following or in connection with retirement, other than our 401(k) plan.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

We have employment agreements with Messrs. Craft, Reed and Smart. Under the terms of the agreements, these officers receive an annual base salary and are eligible to participate in an annual bonus plan, to be administered by our Board or otherwise by the Compensation and Nominating Committee. If any of Mr. Craft, Mr. Reed or Mr. Smart is terminated for cause, we will be obligated to pay such named executive officer his base salary then in effect through the date of termination, prorated for any partial period of employment, and we will have no further obligations to such named executive officer under his respective employment agreement.

The employment agreements of Messrs. Craft and Reed also provide that if such officer is terminated by us without cause, he will be entitled to continue to receive his respective base salary plus applicable benefits for a period of 24 months from the date of termination. Mr. Craft’s employment agreement provides that his termination during a Change of Control period (as defined in the employment agreement and described below) will be deemed a termination without cause. Mr. Smart’s employment agreement provides that if he is terminated by us without cause, he will be entitled to continue to receive his base salary plus applicable benefits for a period of six months from the date of termination. Additionally, Mr. Craft’s employment agreement provides that if he terminates his employment for good reason, he will be entitled to receive severance compensation consisting of a 50% base salary lump sum payment within 20 days of termination and a 150% base salary lump sum payment within 90 days of termination.

A “Change of Control” (as defined in Mr. Craft’s employment agreement) includes the following types of transactions: (a) any consolidation or merger in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a merger in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sales, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets or (c) any stockholder-approved plan or proposal for our liquidation or dissolution.

If Mr. Craft, Mr. Reed or Mr. Smart had been terminated without cause on December 31, 2007, the approximate value of the severance benefits, assuming two weeks of accrued unused vacation time, under the employment agreement of each such named executive would have been as follows: Mr. Craft $551,000, Mr. Reed $378,000 and Mr. Smart $122,000.

We are not obligated to make any cash payments to any other named executive officer if their employment is terminated by us or by the executive. No severance benefits are provided for any of the named executive officers in the event of death or disability.

Pursuant to the terms of a restricted stock award agreement between us and Mr. Henderson, our Executive Vice President and General Counsel, in the event of a Change of Control (as defined in the award agreement), all unvested shares of restricted stock held by Mr. Henderson will fully vest. A “Change of Control” (as defined in Mr. Henderson’s award agreement) includes the following types of transactions: (a) our dissolution or liquidation, (b) a reorganization, merger or consolidation (other than a merger or consolidation effecting our reincorporation in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to our stockholders and their proportionate interests therein immediately prior to the merger or consolidation) involving us and one or more corporations, following which we are not the surviving corporation (or we survive only as a subsidiary of another corporation in a transaction in which the stockholders of our parent and their proportionate interests therein immediately after the transaction are not substantially identical to our stockholders and their proportionate interests therein immediately prior to the transaction), (c) the sale of all or substantially all of our assets or (d) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) together with such person or its affiliates, becomes the owner, directly or indirectly, of 50% or more of our total fair market value or our total voting power; provided that if one or more persons acting as a group currently owns more than 50% of us, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.

DIRECTOR COMPENSATION

The following table sets forth a summary of the compensation we paid to our directors in 2007. J. Ross Craft, who is a full-time employee, and Bryan H. Lawrence, who is affiliated with Yorktown Energy Partners, do not receive compensation for serving as directors.

	Fees Earned
	or Paid in	Stock
Name	Cash ($)	Awards ($)(1)	Total ($)

James H. Brandi	3,500	84,996	88,496
James C. Crain	53,496	42,504	96,000
Sheldon B. Lubar	6,500	84,996	91,496
Christopher J. Whyte	3,500	84,996	88,496

(1)	Represents shares received by each director in lieu of cash, based upon the election of each director. Shares previously issued to directors in lieu of cash were issued at our IPO price and subsequently will be issued at the closing price of our common stock on the anniversary of the closing date of our IPO, which is November 14.

Retainer, Fees

Each non-employee, non-Yorktown director receives the following compensation:

•	an annual retainer fee of $85,000 in cash, common stock or a combination of both, at the election of the director,

•	an additional cash retainer of $15,000 for the Audit Committee Chairman and $5,000 for the Compensation and Nominating Committee Chairman, and

•	a meeting fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2007, we have entered into the following transactions and contractual arrangements with our officers, directors and principal stockholders. Although we have not historically had formal policies and procedures regarding the review and approval of related party transactions, all transactions outside of the ordinary course of business between us and any of our officers, directors and principal stockholders were approved by our Board. Our Board requires our Audit Committee to review on an annual basis all transactions with related parties, or in which a related party has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related party’s interest in the transaction and other material facts. We believe that the terms of these arrangements and agreements are at least as favorable as they would have been had we contracted with an unrelated third party.

The Contribution Agreement

Immediately before the closing of our IPO in November 2007, we acquired all of the outstanding capital stock of our affiliate Approach Oil & Gas Inc., referred to as AOG, and acquired the 30% working interest in the Ozona Northeast field that we did not already own from Neo Canyon Exploration, L.P, referred to as Neo

Canyon. Upon the closing of the contribution agreement, Neo Canyon and each of the stockholders of AOG received shares of our common stock in exchange for their respective contributions. Neo Canyon received an aggregate of 4,239,243 shares of our common stock, of which 2,061,290 shares were offered in the IPO, 156,805 shares were subject to the over-allotment option granted to the underwriters and 2,021,148 shares were redeemed by us for cash. The stockholders of AOG received an aggregate of 989,157 shares of our common stock.

Convertible Notes

On June 25, 2007, Yorktown Energy Partners VII, L.P. and Lubar Equity Fund, LLC loaned an aggregate of $20 million to AOG under two convertible promissory notes of $10 million each. These notes bore interest at a rate of 7.00% per annum and had a maturity date of June 25, 2010, at which time all principal and interest would have been due. These notes were initially convertible at the election of the lender into shares of equity securities of AOG on December 31, 2007, or earlier if we sold substantially all of the assets of AOG. Upon consummation of our IPO, the notes automatically converted into shares of our common stock. The number of shares of our common stock issued to each of Yorktown Energy Partners VII, L.P. and Lubar Equity Fund, LLC was 920,631.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Hein & Associates LLP as our independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2008 and our internal controls over financial reporting. Stockholders are being asked to ratify the appointment of Hein & Associates LLP at the 2008 Annual Meeting of Stockholders, pursuant to proposal 2.

Representatives of Hein & Associates LLP are expected to be present at the Annual Meeting. Hein & Associates LLP representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions at the Annual Meeting.

Audit Fees

Our independent registered public accounting firm for 2007 and 2006 was Hein & Associates LLP. The fees billed to us by Hein & Associates LLP are shown in the table below.

	Year Ended December 31,
	2007	2006

Audit fees	$489,511	$143,951
Audit-related fees	2,400	350
Tax fees	18,044	14,457
All other fees	—	—

	$509,955	$158,758

Audit fees consist of fees billed for professional services rendered for the review of our registration statement on Form S-1, the audit of the historical summaries of revenues and direct operating expenses of properties we acquired during 2007, the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees consist of fees billed for professional services for federal and state compliance and tax advice.

Pre-Approval Policy and Procedures

The Audit Committee was formed in October 2007 in anticipation of our IPO. Going forward, the Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent auditor provides. All audit, audit-related and tax services rendered by Hein & Associates LLP in 2007 were approved by the Board before Hein & Associates LLP was engaged for such services. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The following statement is furnished by the Audit Committee of Approach Resources Inc. and is not incorporated by reference into any document that we file with the SEC.

This statement is being provided to inform stockholders of the Audit Committee’s oversight with respect to our financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2007 (the “Audited Financial Statements”) and footnotes thereto with management and the independent auditors. In addition, the Audit Committee discussed with the independent auditors the matters required to be disclosed by Statement of Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee discussed with our auditors the independence of such auditors from our management, including a review of audits and non-audit fees, and received written disclosures concerning the auditors’ independence required to be made by our auditors by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has also discussed with our management and the independent auditors such other matters and received such assurance from them, as the Audit Committee deemed appropriate.

Management is responsible for the preparation and presentation of the Company’s audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee this process.

Based on the foregoing review and discussions with management and the independent auditors, and relying thereon, we have recommended to the Company and the Board the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Company’s registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Hein & Associates LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board,

James C. Crain, Chairman
James H. Brandi
Christopher J. Whyte

OTHER MATTERS

Other Proposals at the Annual Meeting of Stockholders

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Submission of Stockholder Proposals and Other Deadlines for the 2009 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2009 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Corporate Secretary at Approach Resources Inc. at One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116 no later than December 27, 2008 to be eligible for inclusion in our proxy materials.

Alternatively, as more specifically provided for in our bylaws, a stockholder making a nomination for election to our Board or a proposal of business (other than proposals to be included in our proxy statement and proxy as discussed in the previous paragraph) for our 2009 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary at Approach Resources Inc. at One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116 not less 90 and no more than 120 calendar days prior to the one year anniversary of the date of this proxy statement. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2009 Annual Meeting of Stockholders, it must be properly submitted to our Corporate Secretary between December 27, 2008 and January 25, 2009.

For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to our Corporate Secretary within the time limits described above for delivering of notice of such stockholder proposal and comply with the information requirements in the bylaws relating to stockholder nominations. See “Corporate Governance — Identifying and Evaluating Nominees for Directors” for additional information about stockholder nominations.

Detailed information for submitting stockholder proposals is available upon written request to our Corporate Secretary at Approach Resources Inc. at One Ridgmar Centre, 6500 W. Freeway, Suite 800, Fort Worth, Texas 76116. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet in order to have a stockholder proposal included in our proxy statement for the 2009 Annual Meeting of Stockholders.

Annual Report on Form 10-K

The Annual Report for the year-ended December 31, 2007 accompanies this Proxy Statement. The Annual Report is not a part of the proxy soliciting material.

Additional Information about Approach Resources Inc.

If you would like to receive information about Approach Resources Inc., please visit our website at www.approachresources.com. A link to our investor relations site can be found at http://ir.approachresources.com/.

Our investor relations site contains, among other things, management presentations, financial information, stock quotes and links to our filings with the SEC.

To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q mailed to you, please contact investor relations at (817) 989-9000 or via our website at http://ir.approachresources.com/.

You may read, without charge, and copy, at prescribed rates, all or any portion of the proxy statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Curtis Henderson
Executive Vice President, Secretary and
General Counsel

Fort Worth, Texas
April 25, 2008

ANNUAL MEETING OF STOCKHOLDERS OF
June 3, 2008

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Proposal to elect two Class I directors to the Company’s Board of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O	Sheldon B. Lubar
		O	Christopher J. Whyte
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008:	☐	☐	☐

3.	To vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR management’s nominees for election as director, FOR Proposal 2 and in the discretion of the proxies with respect to matters described in Proposal 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Approach Resources Inc. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints J. Ross Craft and J. Curtis Henderson, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hilton Fort Worth located at 815 Main Street in Fort Worth, Texas on June 3, 2008, at 10:00 a.m., Central Daylight Time, and at all postponements or adjournments thereof, as indicated on this proxy.
(Continued and to be signed on the reverse side)